Exhibit 5.1

June 15, 2023	46926.00006

Xencor, Inc.
465 North Halstead Street, Suite 200
Pasadena, CA 91107
Re:    Xencor, Inc. Post-Effective Amendment to Registration Statements on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Xencor, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Post-Effective Amendment (the “Amendment”) to the Registration Statements on Form S-8 (Registration Nos. 333-266498, 333-236607, 333-216365 and 333-192635) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Original Registration Statements”) to effect the registration under the Securities Act of 1933, as amended (the “Securities Act”).

The Original Registration Statements registered 4,689,159, 5,269,327, 5,774,269, and 4,194,133 shares of common stock, respectively (collectively, the “Shares”), all with par value $0.01 per share, of the Company, pursuant to the Xencor, Inc. 2013 Equity Incentive Plan, as amended and restated (the “2013 Plan”).

The Amendment reflects that no new awards may be granted under the 2013 Plan, that shares that were available for grant under the 2013 Plan but that remain unissued under the 2013 Plan will become available for issuance under the Xencor, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), and that shares that may become available if the underlying awards outstanding under the 2013 Plan expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available will become available for issuance pursuant to awards granted under the 2023 Plan.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)    the Original Registration Statements;
(ii)    the Amendment;
(iii)    the Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate of Incorporation”), as certified by the Office of the Secretary of State of the State of Delaware on June 14, 2023;
(iv)    the Second Amended and Restated Bylaws of the Company as presently in effect, as certified by an officer of the Company on June 14, 2023;
(v)    the 2023 Plan and the forms of award agreements related thereto;
(vi)    a certificate, dated as of June 14, 2023, from the Office of the Secretary of State of the State of Delaware, certifying as to the existence and good standing of the Company in the State of Delaware (the “Good Standing Certificate”); and

Xencor, Inc.
June 15, 2023

(vii)    resolutions adopted by the Company’s board of directors (or a committee thereof) and approvals by the stockholders of the Company regarding the 2023 Plan and other matters related thereto, as certified by an officer of the Company on June 14, 2023.
In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all individuals executing all agreements, instruments, corporate records, certificates and other documents; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company. We have also assumed that the individual issuances, grants, awards, or grants of purchase rights under the 2023 Plan will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law or the 2023 Plan, as applicable, and the agreements, forms of instrument, awards and grants duly adopted thereunder. We have also assumed that upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Amended and Restated Certificate of Incorporation.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Amendment and in accordance with the 2023 Plan and the applicable award agreements or forms of instrument evidencing purchase rights thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely in connection with the preparation and filing of the Amendment. This opinion letter is rendered as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Xencor, Inc.
June 15, 2023

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Amendment. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP